Exhibit 10.4

2025 RETENTION AWARD
RESTRICTED STOCK UNIT AWARD AGREEMENT

GRANTED TO	GRANT DATE	NUMBER OF RESTRICTED STOCK UNITS	GRant NUMBER
##PARTICIPANT_NAME (first last)##	##GRANT_DATE (MM/DD/YYYY) ##	##GRANTED (Shares Granted) ##	##GRANT ID##

You have been granted a Restricted Stock Unit (RSU) award as part of a special retention grant provided by the Board of Directors on January 24, 2025. This Restricted Stock Unit Award Agreement (the “Agreement”) is made as of the date specified in the individual grant summary, by and between SpartanNash Company (together with its subsidiaries, “SpartanNash”), and the person specified in the individual grant summary, an employee of SpartanNash (the “Employee” or “you”).

SpartanNash has adopted the 2024 Stock Incentive Plan (the “Plan”) which permits the grant of an award of Restricted Stock Units. Capitalized terms not defined in this Agreement shall have the meaning ascribed to such terms in the Plan.

1. Grant of Restricted Stock Units. SpartanNash hereby grants to you the number of Restricted Stock Units specified in the grant summary above. The Restricted Stock Units shall be subject to the terms and conditions in this Agreement and the Plan.

2. Vesting of Restricted Stock Units. The Restricted Stock Units are subject to a 12 month vesting requirement. Full vesting of your award amount will occur on January 24, 2026 if you remain employed by SpartanNash. Unvested Restricted Stock Units shall be cancelled and forfeited if, at any time within the vesting period, your employment terminates for any reason.

3. Accelerated or Continued Vesting.

a. Upon termination of your employment within the Restricted Period by reason of death or Disability (as defined in the Plan), the Restricted Period shall end upon such termination due to death or Disability, and the RSUs will vest and no longer be subject to forfeiture.

b. In the event of a Change in Control (as defined in the Plan), if this Award Agreement is not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board, then the Restricted Stock Units shall immediately become fully vested and delivered to you. If this Award Agreement is assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in manner approved by the Committee or the Board, and if within two years after the effective date of the Change in Control, your employment with the surviving entity and all of its affiliates (the “employer”) is involuntarily terminated without Cause, then the Restricted Stock Units shall immediately become fully vested and delivered to you.

Your participation in the RSU award is subject to the terms and conditions of the 2024 Stock Incentive Plan.

Should you have any questions on your RSU award or the administration of the Plan, please contact [Insert name], VP Total Rewards at [Insert phone number].

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